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                                                                    Exhibit 99.1

Press Release

SOURCE: Dynegy Inc.

Dynegy Provides Financial Update, Comments On Ratings Agency Actions

HOUSTON--(BUSINESS WIRE)--July 23, 2002--Consistent with its ongoing commitment to provide frequent and open communications about its financial position, Dynegy Inc. (NYSE:DYN - News) today reported that it is revising its earlier fiscal year 2002 guidance for cash flow from operations to a range of $600 million to $700 million from its previous estimate of up to $1 billion.

The company attributed the reduction to a downturn in its marketing and trading activities, partially the result of industry conditions, and lower-than-expected prices for power, natural gas and natural gas liquids. The same fundamentals have also impacted Dynegy's liquidity, which currently ranges between $800 million and $850 million.

Chief Executive Officer Dan Dienstbier said, "At last week's regular board meeting, the directors indicated they are satisfied with both the speed of execution and progress we have made on our capital and liquidity plan."

As previously reported, Dynegy has achieved several milestones in its capital and liquidity plan announced on June 24, 2002, including:

The elimination of $301 million in credit ratings triggers;

A $250 million advance on asset sale proceeds for Dynegy's UK Storage assets;

An amended West Coast Power credit facility, which improved Dynegy's liquidity by $100 million; and

A $200 million interim financing secured by Renaissance and Rolling Hills merchant power generation facilities.

"It is clear that the marketing and trading business, in particular, has changed dramatically in recent weeks. A strong investment grade rating will be required for this business to be successful in the future," Dienstbier said. "With the board's support, Dynegy's management team is exploring strategic options for the risk management business, including the creation of an independently rated joint venture for that business."

In light of yesterday's ratings actions, Dynegy said that its subsidiary, Illinois Power (IP), has terminated the previously announced $325 million mortgage bond sale scheduled to close today. IP hopes to complete a mortgage bond sale later in the quarter.

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With regard to the ratings actions, Dienstbier said, "While we are certainly disappointed, we understand the agencies' views and remain committed to re-establishing an investment grade credit profile."

Dynegy will simulcast its second quarter 2002 earnings conference call live via the Internet on Tuesday, July 30 at 10:00 a.m. ET, 9:00 a.m. CT. The webcast can be accessed via www.dynegy.com (click on "News and Financials"). The company plans to provide 2002 annual earnings guidance at that time.

Dynegy Inc. is a global energy merchant. Through its owned and contractually controlled network of physical assets and its marketing, logistics and risk management capabilities, Dynegy provides solutions to customers in North America, the United Kingdom and continental Europe.

Certain statements included in this news release are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements include assumptions, expectations, predictions, intentions or beliefs about future events. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those expected include changes in energy commodity prices; the timing and extent of deregulation of energy markets in North America and Europe; the effectiveness of Dynegy's risk management policies and procedures and the creditworthiness of customers and counterparties; the liquidity and competitiveness of wholesale trading markets for energy commodities; operational factors affecting Dynegy's power generation or midstream natural gas facilities; the cost of borrowing, availability of trade credit and other factors affecting Dynegy's financing activities, including Dynegy's ability to execute its capital plan and to maintain its credit ratings; the demand for and pricing of services offered by Dynegy's telecommunications segment and the effect of general market conditions in the telecommunications segment on customers or prospective customers and equipment and service providers; uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting Dynegy's business, including litigation relating to the terminated merger with Enron, the California power market and shareholder claims, as well as the SEC, U.S. Attorney and CFTC investigations primarily relating to Project Alpha and the CMS Energy trades; general political, economic and financial market conditions; and any extended period of war or conflict involving North America or Europe. In addition, the results of Dynegy's balance sheet reconciliation process and the re-audit of its 1999-2001 financial statements could cause material changes to Dynegy's reported financial results for the applicable periods, to current expectations and estimates and to financial results for future periods. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy's SEC filings, which are available free of charge on the SEC's web site at http://www.sec.gov.